Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-144962, 333-133507, 333-124187,  033-53335 and 033-53337) pertaining to the Bio-Rad Laboratories, Inc. 2007 Incentive Award Plan,  the Amended and Restated 1988 Employee Stock Purchase Plan, the 2003 Stock Option Plan of Bio-Rad Laboratories, Inc., the Amended 1988 Employee Stock Purchase Plan, the 1994 Stock Option Plan of Bio-Rad Laboratories, Inc. and Registration Statement (Form S-4 No. 333-163679) of Bio-Rad Laboratories, Inc. and related Prospectus of our reports dated February 26, 2010, with respect to the financial statements and schedules of Bio-Rad Laboratories, Inc. and the effectiveness of internal control over financial reporting of Bio-Rad Laboratories, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP
Palo Alto, California
February 26, 2010